BDO Reanda Certified Public Accountants Room 2008, East Wing, Building 1, Zhu Bang 2000 Tower, 100 Ba Li Zhang Xi Li, Chao Yang District, Beijing 100025 Tel: 86-01-8586 6870 Fax: 86-01-8586 6877	德豪国际 利安达信隆会计师事务所 地址： 北京朝阳区八里庄西里100号 住邦2000 一号楼东区2008室 100025 电话： 86-01-8586 6870 传真： 86-01-8586 6877

Consent of Independent Registered Public Accounting Firm

Diguang International Development Co., Ltd.
8TH Floor, Building 64, Jinlong Industry District Majialong
Nanshan District, Shenzhen, PRC

We hereby consent to the use in the prospectus constituting a part of this registration statement of our report dated January 26, 2006, relating to the consolidated financial statements of Diguang International Holdings Limited for the years ended December 31, 2003, 2004 and 2005, which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Reanda
BDO Reanda
Beijing, People’s Republic of China
October 18, 2006